Exhibit 10.1

THIRD AMENDMENT

TO LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT (this “Amendment”), dated as of November 5, 2010, by and among LOUISIANA-PACIFIC CORPORATION, a Delaware corporation (the “Company”), the U.S. Subsidiaries of the Company listed on the signature pages hereto (together with the Company, the “U.S. Borrowers”), the Canadian Subsidiaries of the Company listed on the signature pages hereto (the “Canadian Borrowers” and together with the U.S. Borrowers, the “Borrowers”), the Lenders party to the Loan and Security Agreement referenced below (the “Lenders”) and BANK OF AMERICA, N.A., as the Administrative Agent (the “Agent”) for the Lenders.

STATEMENT OF PURPOSE

The Borrowers, the Lenders and the Agent are parties to that certain Loan and Security Agreement dated as of March 10, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).

The Borrowers have requested that the Agent and the Lenders agree to amend the Loan Agreement in certain respects, as more specifically set forth herein.

Subject to the terms and conditions set forth herein, the Agent and the Lenders have agreed to grant such requests of the Borrowers.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1 Capitalized Terms. All capitalized undefined terms used in this Amendment (including, without limitation, in the Statement of Purpose hereto) shall have the meanings assigned thereto in the Loan Agreement.

SECTION 2 Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

2.1 Deleted Definition. The definition of “Adjusted Total Excess Availability” contained in Section 1 of the Loan Agreement is hereby deleted in its entirety.

2.2 New Definition to be Added to Section 1 of the Loan Agreement. The following new definition is hereby added to Section 1 of the Loan Agreement in appropriate alphabetical order to read in its entirety as follows:

“Collateralized Letters of Credit” shall mean all U.S. Letters of Credit or Canadian Letters of Credit that have been cash collateralized (in the applicable currency) in an amount not less than one hundred five percent (105%) of the stated amount of such U.S. Letter of Credit or Canadian Letter of Credit, which such cash collateral has been deposited in a deposit account with the Agent and under the sole control of the Agent (which the Loan Parties shall not be permitted to access).

2.3 Amended Definitions. The following definitions in Section 1 of the Loan Agreement are hereby amended and restated in their entirety to read as follows:

“Applicable Percentage” shall mean for Eurodollar Rate Loans, Canadian BA Rate Loans, Base Rate Loans, and Canadian Base Rate Loans, the appropriate applicable percentages corresponding to the Level of Average Excess Availability determined as of the most recent Calculation Date as shown below:

Level	Average Excess Availability	Applicable Percentage for Eurodollar Rate and Canadian BA Rate Loans	Applicable Percentage for Base Rate and Canadian Base Rate Loans
1	Less than $30,000,000	2.75%	2.75%
2	Greater than or equal to $30,000,000 but less than $65,000,000	2.50%	2.50%
3	Greater than or equal to $65,000,000	2.25%	2.25%

The Applicable Percentage shall be determined and adjusted quarterly on the date (each a “Calculation Date”) five (5) Business Days after the date on which the Administrative Borrower provides the Borrowing Base Certificate in accordance with the provisions of Section 7.1(a) hereof for the last month of the applicable quarterly period or such quarterly period, as applicable; provided that (i) the initial Applicable Percentages shall be based on Level 3 (as shown above) and shall remain at Level 3 until March 31, 2009, and, thereafter, the Level shall be determined by the Average Excess Availability for the applicable quarterly period, and (ii) if the Administrative Borrower fails to provide the Borrowing Base Certificate to Agent as required by and within the time limits set forth in Section 7.1(a) hereof, the Applicable Percentage from the applicable date of such failure shall be based on Level 1 until one (1) Business Day after the applicable Borrowing Base Certificate is provided, whereupon the Level shall be determined by the Average Excess Availability as of the most recent Calculation Date. Except as set forth above, each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Upon any increase in the Maximum Credit pursuant to Section 2.5 hereof, each of the dollar amounts set forth in the grid above shall be increased by the proportionate percentage amount of the increase in the Maximum Credit.

“Collateralized Letter of Credit Obligations” shall mean the amount of Letter of Credit Obligations in respect of Collateralized Letters of Credit.

“Commitment Fee Rate” shall mean, on any date of calculation, (a) if the average daily Aggregate Outstandings during the immediately preceding calendar quarter (or part thereof) is less than or equal to fifty percent (50%) of the Maximum Credit then in effect, one-half of one percent (0.50%) per annum or (b) if the average daily Aggregate Outstandings during the immediately preceding calendar quarter (or part thereof) exceeds fifty percent (50%) of the Maximum Credit then in effect, three-eighths of one percent (0.375%) per annum.

“Maturity Date” shall mean September 10, 2012.

2.4 Amendment to Definition of “Permitted Acquisition”. Clauses (d) and (e) of the definition of “Permitted Acquisition” in Section 1 of the Loan Agreement are hereby amended to read in their entirety as follows:

(d) [Reserved.]

(e)(i) immediately before and after giving effect to such Acquisition, Excess Liquidity, as determined by Agent, shall not be less than $100,000,000 and Total Excess Availability, as determined by Agent, shall not be less than $50,000,000 and (ii) after giving effect to such Acquisition, the projected Excess Liquidity for each month in the twelve (12) month period commencing on the day on which such Acquisition occurs shall not be less than $100,000,000 and Total Excess Availability for each month in the twelve (12) month period commencing on the day on which such Acquisition occurs shall not be less than $50,000,000;

2.5 Amendment to Section 3.2(b) of the Loan Agreement. Section 3.2(b) of the Loan Agreement is hereby amended to read in its entirety as follows:

(b)(i) In consideration for the issuance of U.S. Letters of Credit hereunder, the U.S. Borrowers shall pay to Agent, for the account of Lenders, a fee at a per annum rate for each day from the date of issuance thereof to the date of expiration equal to (A) in respect of U.S. Letters of Credit (other than Collateralized Letters of Credit), the Applicable Percentage for Eurodollar Rate Loans and (B) in respect of U.S. Letters of Credit that are Collateralized Letters of Credit, one and one-quarter percent (1.25%), in each case, on the average daily maximum amount available to be drawn under all of such U.S. Letters of Credit for the immediately preceding calendar quarter (or part thereof), payable in arrears as of the first day of each succeeding calendar quarter, computed for each day from the date of issuance to the date of expiration; provided that U.S. Borrowers shall pay, at Agent’s option, upon prior written notice, such fee at a rate two percent (2%) greater than the otherwise applicable rate on such average daily maximum amount for: (i) the period from and after the Termination Date until the Lenders have received full and final payment on all outstanding Obligations (notwithstanding entry of a judgment against any Loan Party) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing. Such letter of credit fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of U.S. Borrowers to pay such fee shall survive the termination of this Agreement. In addition to the letter of credit fees provided above, U.S. Borrowers shall pay to Issuing Bank for its own account (without sharing with Lenders) a letter of credit fronting fee of one-eighth percent (0.125%), payable in arrears as of the first day of each succeeding calendar quarter, of the average daily maximum amount available to be drawn under each U.S. Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration thereof, negotiation fees agreed to by U.S. Borrowers and Issuing Bank from time to time, the customary charges from time to time of Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such U.S. Letters of Credit and in the case of documentary U.S. Letters of Credit, the Issuing Bank’s customary processing fees.

(ii) In consideration for the issuance of Canadian Letters of Credit hereunder, the Canadian Borrowers shall pay to Agent, for the account of Lenders, a fee at a per annum rate for each day from the date of issuance thereof to the date of expiration equal to (A) in respect of Canadian Letters of Credit (other than Collateralized Letters of Credit), the Applicable Percentage for Eurodollar Rate Loans and (B) in respect of Canadian Letters of Credit that are Collateralized Letters of Credit, one and one-quarter percent (1.25%), in each case, on the average daily maximum amount available to be drawn under all of such Canadian Letters of Credit for the immediately preceding calendar quarter (or part thereof), payable in arrears as of the first day of each succeeding calendar quarter, computed for each day from the date of issuance to the date of expiration; provided that Canadian Borrowers shall pay, at Agent’s option, upon prior written notice, such fee at a rate two percent (2%) greater than the otherwise applicable rate on such average daily maximum amount for: (i) the period from and after the Termination Date until the Lenders have received full and final payment on all outstanding Canadian Obligations (notwithstanding entry of a judgment against any Loan Party) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing. Such letter of credit fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Canadian Borrowers to pay such fee shall survive the termination of this Agreement. In addition to the letter of credit fees provided above, Canadian Borrowers shall pay to Issuing Bank for its own account (without sharing with Lenders) a letter of credit fronting fee of one-eighth percent (0.125%), payable in arrears as of the first day of each succeeding calendar quarter, of the average daily maximum amount available to be drawn under each Canadian Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration thereof, negotiation fees agreed to by Canadian Borrowers and Issuing Bank from time to time, the customary charges from time to time of Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Canadian Letters of Credit and in the case of documentary Canadian Letters of Credit, the Issuing Bank’s customary processing fees.

2.6 Amendment to Section 7.1(a)(i) of the Loan Agreement. Section 7.1(a)(i) of the Loan Agreement is hereby amended to read in its entirety as follows:

(i) as soon as possible after the end of each month (but in any event within fifteen (15) Business Days after the end thereof), on a monthly basis (A) a Borrowing Base Certificate, (B) inventory reports by location and category (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties, as well as Vendor Managed Inventory and Reload Inventory amounts and locations), (C) agings of accounts receivable and agings of accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any Collateral), (D) schedules of sales made, credits issued and cash received, as well as purchases made, and (E) a schedule detailing the amount of cash and Cash Equivalents (such amount to equal the marked-to-market value for such cash and Cash Equivalents determined not less frequently than monthly (except with respect to auction rate securities, which shall be determined not less frequently than quarterly), based on the Company’s current investment practices and policies and identifying restricted cash and illiquid securities) of the Borrowers, a disclosure of Other Investment Deposits (including the creation or establishment of any such Other Investment Deposits) and calculations of Excess Liquidity and Total Excess Availability (collectively, the “Cash Report”), each of the foregoing in form reasonably satisfactory to the Agent (provided that the Cash Report may be requested by Agent on a more frequent basis than monthly); provided that so long as Excess Liquidity is greater than $200,000,000 and Aggregate Outstandings (excluding Collateralized Letter of Credit Obligations) are less than $1,000,000, each of the foregoing reports in this clause (i) shall not be required to be delivered monthly and shall instead be required to be delivered quarterly, as soon as possible after the end of each quarter (but in any event within fifteen (15) Business Days after the end thereof); and

2.7 Amendment to Section 9.6(a) of the Loan Agreement. Clauses (i), (ii) and (iii) of Section 9.6(a) of the Loan Agreement are hereby amended to read in their entirety as follows:

(i) within ninety (90) days after the end of each fiscal year of the Company, audited consolidated financial statements of the Company and its Subsidiaries for such fiscal year, and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of the Company and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by the Administrative Borrower and acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of the Company and its Subsidiaries as of the end of and for the fiscal year then ended. Additionally, if the aggregate net sales of the Loan Parties (as a group) for such fiscal year then ended constitutes an amount less than or equal to eighty-five percent (85%) of the aggregate net sales of the Company and its Subsidiaries, determined on a consolidated basis, the Company shall provide unaudited consolidating financial reports in Dollars (for purposes hereof, “consolidating” shall mean such reports by and for the U.S Loan Parties as a group, the Canadian Loan Parties as a group and Subsidiaries that are not Loan Parties as a group), including, in each case, balance sheets, statements of income and loss, and summary cash flow items. Each of the foregoing shall be accompanied by (A) a report setting forth the aggregate net sales for such fiscal year then ended of (1) the Loan Parties (as a group) and (2) the Company and its Subsidiaries, determined on a consolidated basis, along with a calculation of the aggregate net sales of the Loan Parties (as a group) for such fiscal year as a percentage of the aggregate net sales of the Company and its Subsidiaries for such fiscal year, determined on a consolidated basis and (B) a Compliance Certificate, along with a schedule in form reasonably satisfactory to Agent of the calculation of the Fixed Charge Coverage Ratio (computed for the consecutive four fiscal quarters then ending);

(ii) within forty-five (45) days after the end of each fiscal quarter of the Company, (A) unaudited consolidated financial statements, including a “Summary Profit Report” and (B) if the aggregate net sales of the Loan Parties (as a group) for such fiscal quarter then ended constitutes an amount less than or equal to eighty-five percent (85%) of the aggregate net sales of the Company and its Subsidiaries, determined on a consolidated basis, unaudited consolidating financial reports in Dollars (for purposes hereof, “consolidating” shall mean reports by and for the U.S Loan Parties as a group, the Canadian Loan Parties as a group and Subsidiaries that are not Loan Parties as group and certain adjustments made at the consolidating level that are outside of any of the foregoing), including, in each of clause (A) and (B), balance sheets, statements of income and loss, and summary cash flow items, of the Company and its Subsidiaries for such fiscal quarter, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of the Company and its Subsidiaries as of the end of and through such fiscal quarter, in each case (in respect of the consolidated statements only) setting forth in comparative form the figures for the corresponding period or periods of the preceding fiscal year and the figures for the corresponding period or periods. Additionally, the foregoing shall be accompanied by (A) “Summary Profit Reports” setting forth in comparative form the figures for the corresponding budget quarter and most recent projections delivered to Agent pursuant to clause (iv) below, certified to be correct by the chief financial officer of the Company, subject to normal year-end adjustments, (B) a report setting forth the aggregate net sales for such fiscal quarter then ended of (1) the Loan Parties (as a group) and (2) the Company and its Subsidiaries, determined on a consolidated basis, along with a calculation of the aggregate net sales of the Loan Parties (as a group) for such fiscal quarter as a percentage of the aggregate net sales of the Company and its Subsidiaries for such fiscal quarter, determined on a consolidated basis and (C) a Compliance Certificate, along with (1) a schedule in form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such quarter, the calculation of the Fixed Charge Coverage Ratio (computed for the consecutive four fiscal quarters then ending) for such fiscal quarter and (2) a representation by the chief financial officer, controller or treasurer of the Company that no Event of Default has occurred or is continuing;

(iii) within twenty-five (25) days after the end of each fiscal month of the Company, the monthly historical financial statements for the Company and its Subsidiaries, limited to (A) the “Summary Profit Report”, (B) a consolidated balance sheet, (C) consolidated profit and loss statements and (D) upon request by Agent, month-to-date and year-to-date total amounts for capital expenditures, debt principal payments and dividends paid, in each case, prepared by the Company as of the end of and through such fiscal month, accompanied by a Compliance Certificate, and if at any time Total Excess Availability is less than $20,000,000, such Compliance Certificate shall include a schedule in form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such month, the calculation of the Fixed Charge Coverage Ratio (computed for the consecutive 12-month period then ending) for such month; and

2.8 Amendment to Section 9.14 of the Loan Agreement. Section 9.14 of the Loan Agreement is hereby amended to read in its entirety as follows:

9.14 Fixed Charge Coverage Ratio. If at any time Total Excess Availability is less than $15,000,000 (a “Financial Covenant Trigger Event”), the Company shall maintain a Fixed Charge Coverage Ratio of at least 1.10 to 1.00 as of the immediately preceding fiscal month end for which financial statements are available and as of each subsequent fiscal month end thereafter; provided that (a) a breach of such covenant when so tested shall not be cured by a subsequent increase of Total Excess Availability above $15,000,000 and (b) such requirement to maintain a Fixed Charge Coverage Ratio of at least 1.10 to 1.00 shall no longer apply for subsequent periods if Total Excess Availability on each day during any period of ninety (90) consecutive days commencing after the date of such Financial Covenant Trigger Event is not less than $15,000,000, after which time the requirement to comply with the Fixed Charge Coverage Ratio shall not apply unless a subsequent Financial Covenant Trigger Event occurs.

2.9 Amendment to Section 10.1 of the Loan Agreement. The second to last paragraph in Section 10.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

provided further that at least ninety percent (90%) of the consideration received for any sale or disposition permitted pursuant to clauses (c), (d), (f) or (h) through and including (p), shall be in the form of cash and/or Cash Equivalents (such requirement, the “90% Minimum Cash Consideration Requirement”); provided, however, that, with respect to sales or dispositions of assets other than assets constituting ABL Priority Collateral, so long as the Aggregate Threshold Test is satisfied after giving effect to such sale or disposition, the 90% Minimum Cash Consideration Requirement shall not apply and the following minimum cash consideration requirement shall apply: (i) an amount not to exceed the first $50,000,000 of the consideration received for any such sale or disposition permitted pursuant to clauses (c), (d), (f) or (h) through and including (p), may be non-cash consideration and (ii) at least seventy-five percent (75%) of the consideration in excess of the first $50,000,000 received for any such sale or other disposition of assets permitted pursuant to clauses (c), (d), (f) or (h) through and including (p), shall be in the form of cash and/or Cash Equivalents.

2.10 Amendment to Section 10.4 of the Loan Agreement. Clauses (j), (k), (n), (o) and (p) of Section 10.4 of the Loan Agreement are hereby amended to read in their entirety as follows:

(j) Investments made by a Loan Party in or to Joint Ventures, not otherwise permitted by this Section 10.4, when taken together with all other Investments made pursuant to this clause (j) in the immediately preceding twelve (12) month period, in an amount not to exceed $50,000,000; so long as both before and after giving effect to the making of such Investment (i) the Aggregate Threshold Test is satisfied and (ii) no Default or Event of Default exists or would result therefrom;

(k) Investments by any Loan Party not otherwise permitted by this Section 10.4 of up to $50,000,000, when taken together with all other Investments made pursuant to this clause (k) in the immediately preceding twelve (12) month period (including the outstanding amount of all Investments made in the form of loans or advances as of any date of determination), net of any amount realized in respect of the principal of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested) during such period; so long as before and after giving effect to the making of such Investment, (i) the Aggregate Threshold Test is satisfied and (ii) no Default or Event of Default exists or would result therefrom;

(n) Investments by the Company in a Joint Venture with Murphy Company in respect of the Sutherlin Mill in an aggregate amount not to exceed $35,000,000, so long as before and after giving effect to the making of such Investment, no Default or Event of Default exists or would result therefrom;

(o) Investments made after the Closing Date for the purchase of the remaining 50% of the Capital Stock of Canfor-LP OSB Limited Partnership, pursuant to that certain Amended and Restated Limited Partnership Agreement dated as of October 24, 2005, in an aggregate amount not to exceed $50,000,000; provided that each of the requirements set forth in the definition of Permitted Acquisitions shall have been satisfied with respect to such Investment as if such Investment were a Permitted Acquisition; and

(p) promissory notes, earn-outs, other contingent obligations and/or non-cash consideration received by the Company or any of its Subsidiaries as partial payment of the total consideration for any sale or other disposition not prohibited by Section 10.1; provided that such promissory notes, earn-outs, other contingent obligations and/or non-cash consideration shall in no event exceed ten percent (10%) of the total consideration received in connection with a sale or other disposition permitted pursuant to clauses (c), (d), (f) or (h) through and including (p) of Section 10.1; provided, however, that so long as the Aggregate Threshold Test is satisfied upon receipt of such promissory notes, earn-outs, other contingent obligations and/or non-cash consideration, such promissory notes, earn-outs, other contingent obligations and/or non-cash consideration shall in no event exceed the sum of (i) $50,000,000 plus (ii) twenty-five percent (25%) of the total consideration in excess of $50,000,000 received in connection with such sale or other disposition of assets (other than ABL Priority Collateral) permitted pursuant to clauses (c), (d), (f) or (h) through and including (p) of Section 10.1; and

2.11 Amendment to Section 10.12(b) of the Loan Agreement. Clause (b) of Section 10.12 of the Loan Agreement is hereby amended to read in its entirety as follows:

the Senior Notes, the Additional Notes or other PAPPO (i) solely with the proceeds from (A) the sale, casualty or other disposition of Senior Note Priority Collateral of the Company or any of its Subsidiaries that are required to be used to repurchase the Senior Notes, the Additional Notes or other PAPPO, as applicable, pursuant to the terms of the Senior Note Indenture or (B) the sale of common stock of the Company or any of its Subsidiaries or (ii) solely with proceeds from Refinancing Indebtedness in respect thereof; so long as, in the case of clauses (i)(B) and (ii), immediately prior to and after giving effect to any such payment, redemption, purchase, cancellation, forgiveness or retirement of the Senior Notes, the Additional Notes or other PAPPO, as applicable, (A) no Default or Event of Default exists or would result therefrom and (B) the Aggregate Threshold Test is satisfied; and

2.12 Amendment to Section 10.12(c) and addition of new clause (d) to Section 10.12. Section 10.12 of the Loan Agreement is hereby amended by: (i) deleting the period at the end of clause (c) thereof and replacing such period with “; and” and (ii) inserting a new clause (d), to read in its entirety as follows:

(d) intercompany loans permitted under Section 10.3(d) to the extent owing by (i) any Loan Party to any U.S. Loan Party, (ii) any Canadian Loan Party to any other Canadian Loan Party and (iii) any U.S. Loan Party to any Canadian Loan Party, so long as, in the case of this clause (iii), both before and after giving effect to such repayment (A) the Aggregate Threshold Test is satisfied and (B) no Default or Event of Default exists or would result therefrom.

2.13 Amendment to Section 11.1(a) of the Loan Agreement. Section 11.1(a) of the Loan Agreement is hereby amended to read in its entirety as follows:

(a) (i) (A) the Borrowers fail to pay when due any principal of Loans or any reimbursement obligation in respect of any Letter of Credit or (B) the Borrowers fail to pay when due any interest on the Loans, any fees payable hereunder or under any Fee Letter or any other Obligation and such failure to pay continues for five (5) or more Business Days, (ii) any Loan Party fails to perform any of the covenants contained in Sections 5.1, 6.3, 6.7, 7.3, 7.7, 9.1(a), 9.5, 9.14 or Section 10 of this Agreement, (iii) any Loan Party fails to perform any of the covenants contained in Sections 7.1 or 9.6 and such failure to perform continues for five (5) or more days, (iv) any Loan Party fails to perform any of the covenants contained in Sections 5.2, 6.5, 6.13, 7.2, 7.4, 9.1(b) or 9.1(c) and such failure to perform continues for ten (10) or more days after the earlier of receipt by such Loan Party of notice thereof from Agent or any Lender or after an Responsible Officer of the Administrative Borrower or of such Loan Party obtains knowledge thereof or (v) any Loan Party fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Loan Documents above and such failure shall continue for thirty (30) days after the earlier of receipt by such Loan Party of notice thereof from Agent or any Lender or after any Responsible Officer of the Administrative Borrower or of such Loan Party obtains knowledge thereof;

2.14 Amended Schedules to the Loan Agreement. Schedules 1.1(g), 5.1, 5.2(b), 8.2, 8.9(c), 8.11, and 8.12 to the Loan Agreement shall be amended by replacing such schedules with the respective schedules attached hereto.

SECTION 3 Waiver of Notices. Agent and the Lenders hereby waive any obligation of the Borrowers to deliver any notice to Agent or any Lender that would otherwise be required to be delivered pursuant to the Loan Documents in connection with this Amendment.

SECTION 4 Effectiveness. This Amendment shall become effective on the date upon which each of the following conditions is satisfied (such date, the “Effective Date”):

4.1 This Amendment. The Agent shall have received counterparts of this Amendment duly executed by each of the Borrowers, the Agent and Lenders constituting Required Lenders.

4.2 Noteholder Consent/ Amendment. The Borrowers shall have obtained and delivered to Agent any necessary consents, waivers or amendments from the Senior Noteholders required under the Senior Note Indenture, the Intercreditor Agreement or related instruments and documents.

4.3 Compliance with Intercreditor Agreement. The Borrowers shall have complied with all of the terms and conditions of the Intercreditor Agreement with respect to the Amendment.

4.4 Other Documents. The Agent shall have received any other documents or instruments reasonably requested by the Agent in connection with the execution of this Amendment.

SECTION 5 Limited Effect. Except as expressly provided herein, the Loan Agreement and the other Loan Documents shall remain unmodified and in full force and effect. This Amendment shall not be deemed (a) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Loan Agreement or any other Loan Document or a waiver of any Default or Event of Default, (b) to prejudice any right or rights which the Agent or the Lenders may now have or may have in the future under or in connection with the Loan Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or modified from time to time, or (c) to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with any Borrower or any other Person with respect to any waiver, amendment, modification or any other change to the Loan Agreement or the Loan Documents or any rights or remedies arising in favor of the Lenders or the Agent, or any of them, under or with respect to any such documents.

SECTION 6 Representations and Warranties. Each Borrower represents and warrants that (a) it has the corporate power and authority to make, deliver and perform this Amendment, (b) it has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Amendment, (c) this Amendment has been duly executed and delivered on behalf of such Borrower, (d) this Amendment constitutes a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, (e) each of the representations and warranties made by such Borrower in or pursuant to the Loan Documents is true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date; provided that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates and (f) no Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect hereto.

SECTION 7 Acknowledgement and Reaffirmation. By its execution hereof, each Borrower hereby expressly (a) acknowledges and agrees to the terms and conditions of this Amendment, (b) reaffirms all of its respective covenants, representations, warranties and other obligations set forth in the Loan Agreement and the other Loan Documents to which it is a party and (c) acknowledges that its respective covenants, representations, warranties and other obligations set forth in the Loan Agreement and the other Loan Documents to which it is a party remain in full force and effect.

SECTION 8 Amendment Fee. The Borrowers agree to pay the Agent for the benefit of the Lenders an amendment fee of $100,000 (the “Amendment Fee”), which Amendment Fee is fully earned, due and payable upon the execution of this Amendment.

SECTION 9 Costs and Expenses. The Borrowers agree to pay in accordance with Section 9.11 of the Loan Agreement all reasonable costs and expenses of the Agent in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities hereunder and thereunder.

SECTION 10 Execution in Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 11 Governing Law. The validity, interpretation and enforcement of this Amendment shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

SECTION 12 Entire Agreement. This Amendment is the entire agreement, and supersedes any prior agreements and contemporaneous oral agreements, of the parties concerning its subject matter.

SECTION 13 Successors and Assigns. This Amendment shall be binding on and inure to the benefit of the parties and their respective heirs, beneficiaries, successors and permitted assigns.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, all as of the day and year first written above.

U.S. BORROWERS:	LOUISIANA-PACIFIC CORPORATION

	By:	/s/ Curtis M. Stevens
	Name:	Curtis M. Stevens
	Title:	Executive Vice President, Administration, and Chief Financial Officer

GREENSTONE INDUSTRIES, INC.

	By:	/s/ Mark G Tobin
	Name:	Mark G. Tobin
	Title:	Treasurer

KETCHIKAN PULP COMPANY

	By:	/s/ Mark G Tobin
	Name:	Mark G. Tobin
	Title:	Treasurer

LOUISIANA-PACIFIC INTERNATIONAL, INC.

	By:	/s/ Mark G Tobin
	Name:	Mark G. Tobin
	Title:	Treasurer

LPS CORPORATION

	By:	/s/ Mark G Tobin
	Name:	Mark G. Tobin
	Title:	Treasurer

[Third Amendment to Loan Agreement – Signature Page]

CANADIAN BORROWERS:	0859769 B.C. UNLIMITED LIABILITY COMPANY

	By:	/s/ Mark G Tobin
	Name:	Mark G. Tobin
	Title:	Vice President and Treasurer

0859774 B.C. UNLIMITED LIABILITY COMPANY

	By:	/s/ Mark G Tobin
	Name:	Mark G. Tobin
	Title:	Vice President and Treasurer

LOUISIANA-PACIFIC CANADA HOLDINGS LTD.

	By:	/s/ Mark G Tobin
	Name:	Mark G. Tobin
	Title:	Vice President and Treasurer

LOUISIANA-PACIFIC CANADA LTD.

	By:	/s/ Mark G Tobin
	Name:	Mark G. Tobin
	Title:	Treasurer

LOUISIANA-PACIFIC (OSB) LTD.

	By:	/s/ Mark G Tobin
	Name:	Mark G. Tobin
	Title:	Treasurer

[Third Amendment to Loan Agreement – Signature Page]

LOUISIANA-PACIFIC CANADA PULP CO.

By:	/s/ Mark G Tobin
Name:	Mark G. Tobin
Title:	Treasurer

LOUISIANA-PACIFIC CANADA SALES ULC

By:	/s/ Mark G Tobin
Name:	Mark G. Tobin
Title:	Vice President and Treasurer

[Third Amendment to Loan Agreement – Signature Page]

AGENT AND LENDERS:	BANK OF AMERICA, N.A., as Agent and Lender

	By:	/s/ Jason Riley
	Name:	Jason Riley
	Title:	Senior Vice President

[Third Amendment to Loan Agreement – Signature Page]

ROYAL BANK OF CANADA, as Lender

By:	/s/ Dustin Craven
Name:	Dustin Craven
Title:	RBC Canada

[Third Amendment to Loan Agreement – Signature Page]